EXHIBIT 99.1

7961 Shaffer Parkway Suite 5 Littleton, CO 80127 Phone: 720-981-1185	Trading Symbol: VGZ Toronto and NYSE American Stock Exchanges

__________________ NEWS _________________

Vista Gold Corp. Announces Mt Todd Leach Test Recoveries Averaging 92.7%

Denver, Colorado, May 29, 2019 – Vista Gold Corp. (TSX & NYSE American: VGZ) (“Vista” or the “Company”) today announced excellent leach test results from the ongoing metallurgical test work at its Mt Todd gold project located in Northern Territory, Australia. These results are the first from a number of metallurgical tests being conducted on material from the Batman deposit. Leach tests on material with an 80% passing (“P80”) grind size of approximately 50 microns achieved average gold recoveries of 92.7%. Gold recoveries at coarser grind sizes were consistent with previous test results on similarly sized material. Additional leach test work on samples with a finer design P80 grind size of 40 microns is nearing completion, with final results expected in the coming weeks.

Initial leach test results are from high-grade and deposit-average grade composites from the Batman deposit.  Samples BR153 and BR154 had individual head grades of 1.96 and 1.90 grams gold per tonne (“g Au/t”), respectively, while Samples BR161 and BR162 had individual head grades of 0.72 and 0.73 g Au/t, respectively.  Assays were completed in triplicate.  The reported gold recovery is based on the average of the three assays.  The following table summarizes the leach test results.
Sample	2nd Stage Grinding Mill	P80 Product Size	Average Gold Recovery
BR153	IsaMill	53 µm	93.6%
BR154	IsaMill	53 µm	93.6%
BR161	IsaMill	52 µm	91.4%
BR162	IsaMill	52 µm	92.3%

Frederick H. Earnest, President and Chief Executive Officer, commented, “We are very encouraged by these results, which further support our confidence that finer grind sizes will yield higher gold recoveries. Our design contemplates a P80 particle size of 40 microns.  The current testing is being completed on samples with estimated head grades of 0.8 to 1.7 g Au/t at target grind sizes of 45, 38 and 30 microns.  We expect to receive the remaining leach test results in batches over the next several weeks and anticipate recoveries to be in the low ninety-percent range, consistent with the results above and our work as previously announced in August 2018.  This is a significant improvement from the average gold recoveries of 86.4% reported in the January 2018 prefeasibility study and represents the potential to recover approximately 300,000 more ounces of gold over the life of the project.”
The comprehensive results will be incorporated into an updated prefeasibility study currently scheduled for completion in the third quarter of this year.
Qualified Person
Deepak Malhotra, on behalf of Resource Development Inc., an independent Qualified Person as defined by Canadian National Instrument 43-101, supervised the preparation of the information that forms the basis for the scientific and technical information disclosed herein and has reviewed this press release and consented to its release.

For further information on the Mt Todd Gold Project, see the Technical Report entitled “NI 43-101 Technical Report Mt Todd Gold Project 50,000 tpd Preliminary Feasibility Study Northern Territory, Australia,” dated March 2, 2018 with an effective date of January 24, 2018, which is available on SEDAR as well as on Vista’s website under the Technical Reports section.
About Vista Gold Corp.
The Company is a gold project developer. Our principal asset is our flagship Mt Todd gold project in Northern Territory, Australia.  Mt Todd is the largest undeveloped gold project in Australia.

For further information, please contact Pamela Solly, Vice President of Investor Relations, at (720) 981-1185.
Forward Looking Statements
This press release contains forward-looking statements within the meaning of the U.S. Securities Act of 1933, as amended, and U.S. Securities Exchange Act of 1934, as amended, and forward-looking information within the meaning of Canadian securities laws.  All statements, other than statements of historical facts, included in this press release that address activities, events or developments that we expect or anticipate will or may occur in the future, including such things as our belief that recoveries in the low 90% range may be achieved for the Mt Todd gold project; our belief that the testing results show higher recoveries at finer grind sizes; our plans to undertake additional testing over specified estimated head grades and target grind sizes; timing of and completion of such testing; results of future testing; timing and completion of an updated preliminary feasibility study; incorporating the results of this and ongoing leach testing; and that actual results will be consistent with test work results are forward-looking statements and forward-looking information. The material factors and assumptions used to develop the forward-looking statements and forward-looking information contained in this press release include the following: test results are indicative of actual results, no change to laws or regulations impacting mine development or mining activities, our approved business plans, mineral resource and reserve estimates and results of preliminary economic assessments, preliminary feasibility studies and feasibility studies on our projects, if any, our experience with regulators, our experience and knowledge of the Australian mining industry and positive changes to current economic conditions and the price of gold.  When used in this press release, the words “optimistic,” “potential,” “indicate,” “expect,” “intend,” “hopes,” “believe,” “may,” “will,” “if,” “anticipate,” and similar expressions are intended to identify forward-looking statements and forward-looking information.  These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such statements.  Such factors include, among others, uncertainty of resource and reserve estimates, uncertainty as to the Company’s future operating costs and ability to raise capital; risks relating to cost increases for capital and operating costs; risks of shortages and fluctuating costs of equipment or supplies; risks relating to fluctuations in the price of gold; the inherently hazardous nature of mining-related activities; potential effects on our operations of environmental regulations in the countries in which it operates; risks due to legal proceedings; risks relating to political and economic instability in certain countries in which it operates; uncertainty as to the results of bulk metallurgical test work; and uncertainty as to completion of critical milestones for Mt Todd; as well as those factors discussed under the headings “Note Regarding Forward-Looking Statements” and “Risk Factors” in the Company’s latest Annual Report on Form 10-K as filed in February 2019 and other documents filed with the U.S. Securities and Exchange Commission and Canadian securities regulatory authorities.  Although we have attempted to identify important factors that could cause actual results to differ materially from those described in forward-looking statements and forward-looking information, there may be other factors that cause results not to be as anticipated, estimated or intended.  Except as required by law, we assume no obligation to publicly update any forward-looking statements or forward-looking information; whether as a result of new information, future events or otherwise.